Exhibit 99.1

FOR IMMEDIATE RELEASE

NeurogesX, Inc. Anthony DiTonno President and Chief Executive Officer 650-358-3330	Media Contact Amy Losak Ketchum 646-935-3917, amy.losak@ketchum.com

Qutenza® (capsaicin) 8% Patch for Treatment of

Post-Shingles Pain Now Available

A single one-hour Qutenza localized treatment can provide three months relief from pain associated with postherpetic neuralgia

San Mateo, Calif., April, 5, 2010 – NeurogesX, Inc. (Nasdaq: NGSX) announced today that Qutenza® (capsaicin) 8% patch, the first and only product containing prescription-strength capsaicin, is now available. Clinical studies have shown that a single one-hour Qutenza application can provide three months relief from pain associated with postherpetic neuralgia (PHN), the nerve pain that can occur after shingles.

In November 2009, Qutenza was approved by the U.S. Food and Drug Administration (FDA) for the management of neuropathic pain associated with PHN. Qutenza, the first product from NeurogesX, is now available through selected specialty distributors and a specialty pharmacy—a complete list of these distributors is available at www.Qutenza.com.

Qutenza is the first prescription-strength topical treatment for PHN to be approved by the FDA in more than 10 years. Qutenza harnesses the power of capsaicin in a dermal delivery system that targets the nerves in the skin. It is locally-acting and non-narcotic, and unlikely to cause drowsiness or interact with other drugs. Qutenza can be used alone or with other pain medications.

Each year, about one million Americans develop shingles, a painful viral infection caused by a reactivation of the same virus that causes chickenpox. It is estimated that up to one in five people with shingles will experience prolonged pain after shingles, known as PHN. The pain can persist long after the shingles rash clears up and can disrupt sleep, mood, work and the activities of daily living.

“PHN can be an excruciatingly painful condition that can greatly affect many aspects of a person’s daily living,” said Lynn Webster, M.D., medical director, Lifetree Clinical Research, Salt Lake City, Utah. “Despite the current availability of a variety of pain medications, undesirable side effects, such as drowsiness and interactions with other drugs, often limit their use. Because of these limitations, there is still a need for new treatment options for PHN, and, more importantly, many patients are still suffering. Qutenza may provide a unique treatment option for patients. It is targeted directly to the site of the pain and may be used alone or in combination with existing therapies.”

“I have suffered from post-shingles pain for more than four years,” said Brad Smith, a 68-year-old husband, father of four, and PHN patient who participated in the Qutenza clinical trials. “I tolerated tremendous pain every day. Qutenza gave me relief, and I was grateful for the treatment.”

The active ingredient in Qutenza is a synthetic form of capsaicin, a naturally occurring compound found in chili peppers that gives them their heat sensation. Qutenza is applied directly to the painful site by a physician or health care professional under the close supervision of a physician.

“We are delighted to make Qutenza available for the many patients suffering from PHN and for the physicians looking for new ways to manage post-shingles pain,” said Anthony DiTonno, president and chief executive officer, NeurogesX. “At NeurogesX, we have been committed to developing novel pain management therapies based on the power of prescription-strength capsaicin. Qutenza, which can provide patients with three months of pain relief, bears witness to the efficacy of capsaicin and the culmination of 10 years of work to bring this product to market for the benefit of PHN patients.”

Up to four Qutenza patches may be used and patches may be cut to conform to the size and shape of the painful area. Treatment with Qutenza may be repeated every three or more months as warranted by the return of pain, but not more frequently than every three months.

In clinical trials, the most common side effects were application-site redness, pain, itching, and papules (small bumps). The majority of these reactions were local, transient and self limited. Among patients treated with Qutenza, 1 percent discontinued prematurely due to an adverse event. Serious adverse reactions included application-site pain and increased blood pressure. Increases in blood pressure occurred during or shortly after exposure to Qutenza and were associated with treatment-related increases in pain. The changes were on average less than 10 mm Hg, although some patients had greater increases, and these changes lasted for approximately two hours after patch removal.

NeurogesX is encouraging in-person, educational in-service training for health care professionals interested in prescribing and administering Qutenza for patients with PHN. Training will be provided by clinical educators who offer in-service demonstrations and answer any questions the physician or health care professional may have. Educational training for health care professionals is available online and on DVD through www.Qutenza.com or 888-YOU-LRNQ (5767).

About Postherpetic Neuralgia (PHN)

Postherpetic neuralgia (PHN) is nerve pain that occurs following an attack of shingles. Shingles can damage nerves, and the pain from damaged nerves may feel like a sharp, burning, tingling, shooting sensation or numbness. The pain from PHN can persist long after the shingles rash clears up and can disrupt sleep, mood, work and activities of daily living. The risk of developing PHN increases with age (especially in people over 60) and for patients who experienced severe pain or severe rash during the acute shingles episode.

About Qutenza

Qutenza (capsaicin) 8% patch is a localized, dermal delivery system that contains a prescription strength of capsaicin approved in the United States for the management of PHN. Qutenza is designed to reduce the pain associated with PHN after a single one-hour administration. The capsaicin in Qutenza is a synthetic equivalent of a naturally occurring compound found in chili peppers.

Please see the complete Prescribing Information and visit the Qutenza Web site at www.Qutenza.com.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept and is now poised to bring its lead product to patients and physicians. In addition, we continue to apply our knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza® (capsaicin) 8% patch, is a localized dermal delivery system containing a prescription strength of capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for patients with postherpetic neuralgia (PHN). In Europe, Qutenza will be marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies.

The Company’s early-stage product pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The Company has evaluated these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements about the safety and efficacy of Qutenza® and its benefits and potential duration of effect; the size of potential markets that Qutenza may address; the timing of availability of Qutenza in distributors and pharmacies; and planned training programs and materials regarding the prescription and administration of Qutenza. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the commercialization of Qutenza, including with respect to manufacture and supply of Qutenza; Qutenza and NeurogesX’s other product candidates may have unexpected adverse side effects; physician or patient reluctance to use Qutenza; and other difficulties or delays in the launch of Qutenza in the United States. For further information regarding these and other risks related to NeurogesX’s business, investors should consult NeurogesX’s filings with the Securities and Exchange Commission.

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